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Exhibit 99


NEWS RELEASE                                [WILLIAMS ENERGY PARTNERS L.P. LOGO]



NYSE: WEG

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DATE:              Nov. 15, 2002

CONTACT:           Susie Hereden                      Paula Farrell
                   Media Relations                    Investor Relations
                   (918) 573-2278                     (918) 573-9233
                   SUSIE.HEREDEN@WILLIAMS.COM         PAULA.FARRELL@WILLIAMS.COM


           WILLIAMS ENERGY PARTNERS COMPLETES LONG-TERM DEBT FINANCING

         TULSA, Okla. - Williams Energy Partners L.P. (NYSE:WEG) announced today that it has completed the long-term debt financing associated with its acquisition of Williams Pipe Line.

         The five-year private financing includes Series A and Series B notes, which provide $420 million to repay a short-term acquisition loan and debt financing costs.

         The interest rate on the Series A notes, totaling $156 million, is based on a floating rate of Eurodollar plus 4.25 percent while the Series B notes, totaling $264 million, have a fixed coupon rate of 7.67 percent. The debt is secured by the assets of Williams Pipe Line.

         The financing also allows for an additional borrowing of up to $60 million for general corporate purposes or $120 million to acquire a refined petroleum products pipeline system from Tesoro Petroleum Corporation (NYSE:TSO) if the acquisition is consummated.

         "We have negotiated an interest rate in line with our purchase economics for Williams Pipe Line," said John Chandler, chief financial officer. "This borrowing completes the long-term debt financing of our acquisition of Williams Pipe Line and provides the additional flexibility we need to finance potential future acquisitions."

ABOUT WILLIAMS ENERGY PARTNERS L.P.

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products and ammonia. The general partner of WEG is a subsidiary of Williams, which moves, manages and markets a variety of



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energy products, including natural gas, liquid hydrocarbons, petroleum and electricity.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.